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                                                                    EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT




The Board of Directors
MTI Technology Corporation:

         We consent to incorporation by reference in the registration statements (Nos. 333-18501 and 33-80438) on Form S-8 of MTI Technology Corporation of our report dated May 20, 1997, relating to the consolidated balance sheets of MTI Technology Corporation and subsidiaries as of April 5, 1997 and April 6, 1996 and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for the fiscal years ended April 5, 1997, April 6, 1996 and April 1, 1995, and related schedule, which report appears in the April 5, 1997 annual report on Form 10-K of MTI Technology Corporation.



                                        KPMG Peat Marwick LLP




Orange County, California
July 2, 1997